EX-10.21.3 THE CORPORATE EXECUTIVE BOARD COMPANY 2002 NON-EXECUTIVE STOCK INCENTIVE PLAN

THE CORPORATE EXECUTIVE BOARD COMPANY

2002 NON-EXECUTIVE STOCK INCENTIVE PLAN

1.	Purpose

The purpose of The Corporate Executive Board Company Non-Executive Stock Incentive Plan (the “Plan”) (which previously was called The Corporate Executive Board Company Non-Executive Stock Option Plan) is to advance the interests of the Corporate Executive Board Company (the “Company”) by stimulating the efforts of employees who are not executive officers and service providers who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success of the Company. The Plan provides for grants of stock options and, effective upon the adoption of this amended and restated document, restricted stock. Stock options granted pursuant to this Plan are not incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Definitions

a)	“Administrator” means the Administrator of the Plan in accordance with Section 12.

b)	“Award” means an Option or Restricted Stock granted to a Participant.

c)	“Board of Directors” means the Board of Directors of the Company.

d)	“Common Stock” means the Company’s common stock, par value $.01, subject to adjustment as provided in Section 9.

e)	“Company” means The Corporate Executive Board Company, a Delaware corporation.

f)	“Options” shall mean stock options granted pursuant to Section 6 of the Plan.

g)	“Participants” shall mean those individuals described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individuals.

h)	“Plan” means The Corporate Executive Board Company Non-Executive Stock Incentive Plan (previously The Corporate Executive Board Company Non-Executive Stock Option Plan).

i)	“Restricted Stock” means shares if restricted Common Stock granted pursuant to Section 7 of the Plan.

j)	“Retirement” shall have the meaning specified by the Administrator in the terms of an Award grant or, in the absence of any such term, shall mean retirement from active employment with the Company or its Subsidiaries (i) at or after age 55 and with the approval of the Administrator or (ii) at or after age 65. The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

k)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

l)	“Total and Permanent Disablement” shall have the meaning specified by the Administrator in the terms of an Award grant or, in the absence of any such term, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3.	Participants

Any person who is an employee or prospective employee of the Company or any of its affiliates shall be eligible for the grant of Awards hereunder unless such person is an “officer or director” as defined under Rule 4460 of the Nasdaq Stock Market’s National Market rules. Unless provided otherwise by the Committee, the term “employee” shall mean an “employee,” as such term is defined in General Instruction A to Form S-8 under the Securities Act of 1933, as amended. To the extent authorized by the Committee, the term “employee” may also include a consultant who has been retained to provide consulting or advisory services to the Company or any of its affiliates and who does not meet the definition of “employee” under Form S-8, provided that either an exemption from registration under the Securities Act is determined by the Company to be available with respect to the Awards granted to any such consultant or the Company elects to file a registration statement with respect to the Award granted to any such consultant.

4.	Effective Date and Termination of Plan

This Plan was adopted by the Board of Directors of the Company as of March 6, 2002 (the “Effective Date”), and is amended effective October 7, 2002 to permit grants of Restricted Stock. The Plan shall remain available for the grant of Awards until the 10th anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board of Directors may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Shares Subject to the Plan and to Awards

The aggregate number of shares of Common Stock issuable pursuant to all Awards granted under the Plan will not exceed 7,300,000 shares of the Company’s Common Stock, of which no more than 700,000 shares shall be issued pursuant to Restricted Stock Awards, or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 9. Such shares may be authorized and unissued shares of the Company’s Common Stock. The aggregate number of shares of Common Stock issued pursuant to the Plan at any time shall equal only the number of shares of Common Stock issued upon the exercise of Awards and not returned to the Company upon the cancellation, expiration or forfeiture of an Award or delivered (either actually or by attestation) in payment or satisfaction of the purchase price or tax obligation with respect to an Award.

6.	Grant, Terms and Conditions of Options

Options may be granted at any time and from time to time prior to the termination of the Plan, to Participants selected by the Administrator. No Participant shall have any rights as a stockholder with respect to any shares of stock subject to Option hereunder until said shares have been issued. Each Option shall be evidenced by a written stock option agreement and/or such other written arrangements as may be approved from time to time by the Board of Directors or the Compensation Committee of the Board. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the following terms and conditions:

a)	Price: The purchase price under each Option shall be established by the Administrator, provided that in no event will the purchase price be less than the fair market value of the Common Stock on the date of grant, except for Options that the Participant pays for or as to which the Participant foregoes other compensation equal in value to the amount of such discount.

The purchase price of any Option may be paid in cash or any alternative means acceptable to the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an Option and the acceptance of a promissory note secured by the number of shares of Common Stock then issuable upon exercise of the Options.

b)	Duration and Exercise or Termination of Option: Unless the Administrator provides otherwise, (i) Options shall become exercisable 25 percent per year beginning one (1) year after the date of the grant, provided that in no event shall any Option become exercisable sooner than one (1) year after the date of grant except in the event of the Participant’s death or Total and Permanent Disablement or a change in control (as defined in the applicable Option agreement); and (ii) each Option shall expire within a period of not more than ten (10) years from the date of grant. Unless provided otherwise in the agreement evidencing an Option, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

c)	Suspension or Termination of Option: Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an act of misconduct as described in this Section, the Authorized Officer may suspend the Participant’s rights to exercise any Option pending a determination of whether an act of misconduct has been committed.

Except as otherwise provided by the Administrator, if the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or its Subsidiaries, breach of fiduciary duty or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or its Subsidiaries, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or its Subsidiaries, or induces any principal for whom the Company or its Subsidiaries acts as agent to terminate such agency relationship (any of the foregoing acts, an “act of misconduct”), neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option whatsoever. In making such determination, the Administrator or an Authorized Officer shall act fairly and shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or the Board of Directors.

d)	Termination of Employment: Unless an Option earlier expires upon the expiration date established pursuant to Section 6(b)(ii), upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1)	Death. Upon the death of a Participant while in the employ of the Company or its Subsidiaries, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the twelve (12) months next succeeding the date of death. Any and all of the deceased Participant’s Options that are not exercised during the twelve (12) months next succeeding the date of death shall terminate as of the end of such twelve (12) month period.

If a Participant should die within thirty (30) days of his or her termination of employment with the Company or its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the twelve (12) months succeeding the date of termination, but only to the extent of the number of shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the twelve (12) months succeeding the date of termination shall terminate as of the end of such twelve (12) month period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2)	Total and Permanent Disablement. Upon termination as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable for a period of twelve (12) months after termination. Any and all Options that are not exercised during the twelve (12) months succeeding the date of termination shall terminate as of the end of such twelve (12) month period.

(3)	Retirement. Upon Retirement of a Participant, the Participant’s Options then held shall be exercisable for a period of twelve (12) months after Retirement. The number of shares with respect to which the Options shall be exercisable shall equal the total number of shares which were exercisable under the Participant’s Option on the date of his or her Retirement. Any and all Options that are unexercised during the twelve (12) months succeeding the date of termination shall terminate as of the end of such twelve (12) month period.

(4)	Other Reasons. Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(d)(1), (d)(2) and (d)(3) or as described in Section 6(c) above, (A) any Option that is unexercisable as of such termination date shall remain unexercisable and shall terminate as of such date, and (B) any Option that is exercisable as of such termination date shall expire the earlier of (i) ninety (90) days following such date or (ii) the expiration date of such Option.

(5)	Termination of Employment. The term “termination of employment” shall mean ceasing to serve as a full-time employee of the Company, except that an approved leave of absence or approved employment on a less than full-time basis may constitute employment unless the Administrator provides otherwise. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of employment with the Company for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

e)	Transferability of Option: Unless the Administrator specifies otherwise, each Option shall be nontransferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable only by the Participant during his or her lifetime.

f)	No Repricing. Without the approval of stockholders, the Company shall not reprice any Options. For purposes of this Plan, the term “reprice” shall mean lowering the exercise price of previously awarded Options within the meaning of Item 402(i) under Securities and Exchange Commission Regulation S-K (including cancelling previously awarded Options and regranting them with a lower exercise price).

g)	Conditions and Restrictions Upon Securities Subject to Options: The Administrator may provide that the shares of Common Stock issued upon exercise of an Option shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the shares issued upon exercise (including the actual or constructive surrender of Common Stock already owned by the Participant). Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers. The Administrator may establish rules for the deferred delivery of Common Stock upon exercise of an Option with the deferral evidenced by use of “Stock Units” equal in number to the number of shares of Common Stock whose delivery is so deferred. A “Stock Unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one share of Common Stock. Unless the Administrator specifies otherwise, Stock Units represent an unfunded and unsecured obligation of the Company. Settlement of Stock Units upon expiration of the deferral period shall be made in Common Stock or otherwise as determined by the Administrator. The amount of Common Stock, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents. Until a Stock Unit is so settled, the number of shares of Common Stock represented by a Stock Unit shall be subject to adjustment pursuant to Section 9. Any Stock Units that are settled after the holder’s death shall be distributed to the holder’s designated beneficiary(ies) or, if none was designated, the holder’s estate.

h)	Other Terms and Conditions: Options may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Administrator shall deem appropriate. No Option, however, nor anything contained in the Plan shall confer upon any Participant any right to continue in the Company’s or its Subsidiaries’ employ or service nor limit in any way the Company’s or its Subsidiaries’ right to terminate his or her employment at any time.

7.	Restricted Stock

Restricted Stock may be granted at any time and from time to time prior to the termination of the Plan, to Participants selected by the Administrator. Restricted Stock is an award or issuance of shares of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock shall be evidenced by a written restricted stock agreement and/or such other written arrangements as may be approved from time to time by the Board of Directors or the Compensation Committee of the Board. Restricted Stock granted pursuant to the Plan need not be identical but each grant of Restricted Stock must contain and be subject to the following terms and conditions:

(a)	Contents of Agreement. Each Restricted Stock Agreement shall contain provisions regarding (a) the number of shares of Common Stock subject to such Award or a formula for determining such, (b) the purchase price of the shares, if any, and the means of payment for the shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the shares as may be determined from time to time by the Administrator, (e) restrictions on the transferability of the shares and (f) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. Shares of Restricted Stock may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(b)	Sales Price. Subject to the requirements of applicable law, the Administrator shall determine the price, if any, at which shares of Restricted Stock shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the fair market value of such shares at the date of grant or issuance.

(c)	Vesting. The grant, issuance, retention and/or vesting of shares of Restricted Stock shall be at such time and in such installments as determined by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Administrator.

(d)	Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an award of Restricted Stock on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

8.	Loans

The Company may make loans, at the request of the Participant and in the sole discretion of the Administrator, for the purpose of enabling the Participant to exercise Options granted under the Plan and to pay the tax liability resulting from an Option exercised (or the vesting of Restricted Stock or election pursuant to Section 83(b) of the Code with respect thereto) under the Plan. The Administrator shall have full authority to determine the terms and conditions of such loans. Such loans may be secured by the shares received upon exercise of such Option (or received upon the vesting of Restricted Stock or election pursuant to Section 83(b) of the Code with respect thereto, if applicable).

9.	Adjustment of and Changes in the Stock

In the event that the number of shares of Common Stock of the Company shall be increased or decreased through reorganization, reclassification, combination of shares, stock splits, reverse stock splits, spin-offs, or the payment of a stock dividend, (other than regular, quarterly cash dividends) or otherwise, then each share of Common Stock of the Company which has been authorized for issuance under the Plan, whether such share is then currently subject to or may become subject to an Award under the Plan, may be proportionately adjusted to reflect such increase or decrease, unless the terms of the transaction provide otherwise. Outstanding Awards may also be amended as to price and other terms if necessary to reflect the foregoing events.

In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock of the Company, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, whether by reason of merger, consolidation or otherwise, then the Administrator shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards which are not exercised within a time prescribed by the Administrator in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 9. In case of any such adjustment, the shares subject to the Award shall be rounded down to the nearest whole share. Notice of any adjustment shall be given by the Company to each Participant, which shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

10.	Listing or Qualification of Stock

In the event that the Board of Directors or the Administrator determines in its discretion that the listing or qualification of the Plan shares on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such shares under the Award, the Award may not be exercised (or, in the case of Restricted Stock, vest) in whole or in part unless such listing, qualification, consent or approval has been unconditionally obtained.

11.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise or the vesting of Restricted Stock (or, if applicable, election pursuant to Section 83(b) of the Code). The Company shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied. The Administrator may permit these obligations to be satisfied by having the Company withhold a portion of the shares of stock that otherwise would be issued to him or her upon exercise of the Option or the vesting of Restricted Stock, or to the extent permitted, by tendering shares previously acquired, provided that such will not result in an accounting charge to the Company or its Subsidiaries.

12.	Administration of the Plan

a)	Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board of Directors or, in the absence of a Compensation Committee, the Board of Directors itself. The Compensation Committee or the Board of Directors may, by resolution, authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Board of Directors or the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer.

b)	Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation: (a) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (b) to determine which persons are Participants (as defined in Section 3 hereof) and to which of such Participants, if any, an Award shall be granted hereunder and the timing of any such Award grants; (c) to determine the number of shares of Common Stock subject to an Award and the exercise or purchase price, if any, of such shares; (d) to establish and verify the extent of satisfaction of any conditions to exercisability applicable to an Award; (e) to waive conditions to and/or accelerate exercisability of an Award, either automatically upon the occurrence of specified events (including in connection with a change of control of the Company) or otherwise in its discretion; (f) to prescribe and amend the terms of Award grants made under this Plan (which need not be identical); (g) to determine whether, and the extent to which, adjustments are required pursuant to Section 9 hereof; and (h) to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company or its Subsidiaries.

c)	Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants and optionholders. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

13.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue the Plan and the Administrator may amend or alter any Award granted under the Plan, but no amendment or alteration shall be made which would impair the rights of the holder of any Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any change in control (as defined, if applicable, in the agreement evidencing such Award) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

14.	Time of Granting Awards

The effective date of such Award shall be the date on which the grant was made by the Administrator. Within a reasonable time thereafter, the Company will deliver the Award to the Participant.

15.	No Liability of Company

The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

16.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the District of Columbia and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

18.	Arbitration of Disputes

In the event a Participant or other holder of an Award believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant or optionholder may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants and optionholders explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within 30 days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board of Directors who are neither members of the Compensation Committee of the Board of Directors nor employees of the Company. If there are no such members of the Board of Directors, the arbitrator shall be selected by the Board of Directors. The arbitrator shall be an individual who is an attorney licensed to practice law in the District of Columbia. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.